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                                                                    EXHIBIT 3.1




                         EQUITY OFFICE PROPERTIES TRUST


         The total number of shares of beneficial interest which the Trust had authority to issue immediately prior to this amendment and restatement was 1,000, consisting of 1,000 common shares of beneficial interest, $0.01 par value per share. The aggregate par value of all authorized shares of beneficial interest having par value was $10.00.

         ARTICLES OF AMENDMENT AND RESTATEMENT OF DECLARATION OF TRUST

         Equity Office Properties Trust, a Maryland real estate investment trust (the "Trust") under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland ("Title 8"), desires to amend and restate its Declaration of Trust as currently in effect and as hereinafter amended (as so amended and restated, the "Declaration of Trust").
         The following provisions are all the provisions of the Declaration of Trust currently in effect and as hereinafter amended:

                                   ARTICLE I

                                   FORMATION

                 The Trust is a real estate investment trust within the meaning of Title 8. The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation (but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Code).

                                   ARTICLE II

                                      NAME

                 The name of the Trust is: Equity Office Properties Trust. Under circumstances in which the Board of Trustees of the
Trust (the "Board of Trustees" or "Board") determines that the use of the name of the Trust is not practicable, the Trust may use any other designation or name for the Trust.
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                                  ARTICLE III

                              PURPOSES AND POWERS

                 Section 3.1 Purposes. The purposes for which the Trust is formed are to invest in and to acquire, hold, manage, administer, control and dispose of property, including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code").

                 Section 3.2 Powers. The Trust shall have all of the powers granted to real estate investment trusts by Title 8 and all other powers set forth in the Declaration of Trust which are not inconsistent with law and are appropriate to promote and attain the purposes set forth in the Declaration of Trust.
                                   ARTICLE IV

                                 RESIDENT AGENT

                 The name of the resident agent of the Trust in the State of Maryland is James J. Hanks, Jr., whose post office address is c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a citizen of and resides in the State of Maryland. The Trust may have such offices or places of business within or outside the State of Maryland as the Board of Trustees may from time to time determine.

                                   ARTICLE V

                               BOARD OF TRUSTEES

                 Section 5.1 Powers. Subject to any express limitations contained in the Declaration of Trust or in the Bylaws, (a) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees (sometimes hereinafter the "Board") and (b) the Board shall have full, exclusive and absolute power, control and authority over any and all property of the Trust. The Board may take any action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of the Trust. The Declaration of

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Trust shall be construed with the presumption in favor of the grant of power and authority to the Board. Any construction of the Declaration of Trust or determination made in good faith by the Board concerning its powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Trustees included in the Declaration of Trust or in the Bylaws shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of the Declaration of Trust or the Bylaws or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board or the Trustees under the general laws of the State of Maryland or any other applicable laws.

                 The Board, without any action by the shareholders of the Trust, shall have and may exercise, on behalf of the Trust, without limitation, the power to determine that compliance with any restriction or limitations on ownership and transfers of shares of the Trust's beneficial interest set forth in Article VII of the Declaration of Trust is no longer required in order for the Trust to qualify as a REIT; to adopt Bylaws of the Trust, which may thereafter be amended or repealed as provided therein; to elect officers in the manner prescribed in the Bylaws; to solicit proxies from holders of shares of beneficial interest of the Trust; and to do any other acts and deliver any other documents necessary or appropriate to the foregoing powers.

                 Section 5.2 Number and Classification. The number of Trustees (hereinafter the "Trustees") shall initially be three, shall be increased to nine prior to or upon closing of the Trust's initial public offering of Shares (as hereinafter defined), and shall not thereafter be decreased, but may be increased to a maximum of fifteen pursuant to the Bylaws of the Trust. Notwithstanding the foregoing, if for any reason any or all of the Trustees cease to be Trustees, such event shall not terminate the Trust or affect the Declaration of Trust or the powers of the remaining Trustees. The Trustees shall be elected by the shareholders at every third annual meeting thereof in the manner provided in the Bylaws or, in order to fill any vacancy on the Board of Trustees, in the manner provided in the Bylaws. The names and addresses of the initial three Trustees, who shall





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serve until the first annual meeting of shareholders and until their successors are duly elected and qualify, or until such later time as determined by the Board of Trustees as hereinafter provided, are:

             NAME                       ADDRESS
             ----                       -------
             SAMUEL ZELL                C/O EQUITY GROUP INVESTMENTS, INC.
                                        TWO NORTH RIVERSIDE PLAZA, SUITE 600
                                        CHICAGO, IL 60606

             SHELI Z. ROSENBERG         C/O EQUITY GROUP INVESTMENTS, INC.
                                        TWO NORTH RIVERSIDE PLAZA, SUITE 600
                                        CHICAGO, IL 60606

             TIMOTHY H. CALLAHAN        C/O EQUITY OFFICE PROPERTIES TRUST
                                        TWO NORTH RIVERSIDE PLAZA, SUITE 2200
                                        CHICAGO, IL 60606

These Trustees may increase the number of Trustees and fill any vacancy, whether resulting from an increase in the number of Trustees or otherwise, on the Board of Trustees, and classify the Trustees (other than any Trustee elected solely by holders of one or more classes or series of Preferred Shares) with respect to the terms for which they severally hold office, into three classes as nearly equal in number as possible, one class to hold office initially for a term expiring at the next succeeding annual meeting of shareholders, another class to hold office initially for a term expiring at the second succeeding annual meeting of shareholders and another class to hold office initially for a term expiring at the third succeeding annual meeting of shareholders, with the Trustees of each class to hold office until their successors are duly elected and qualify. At each annual meeting of shareholders, the successors to the class of Trustees whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. Election of Trustees by shareholders shall require the vote and be in accordance with the procedures set forth in the Bylaws.





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                 It shall not be necessary to list in the Declaration of Trust the names and addresses of any Trustees hereinafter elected.

                 Section 5.3 Resignation, Removal or Death. Any Trustee may resign by written notice to the Board, effective upon execution and delivery to the Trust of such written notice or upon any future date specified in the notice. Subject to the rights of holders of one or more classes or series of Preferred Shares, as hereinafter defined, to elect one or more Trustees, a Trustee may be removed at any time, only with cause, at a meeting of the shareholders, by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote generally in the election of Trustees.

                                   ARTICLE VI

                         SHARES OF BENEFICIAL INTEREST

                 Section 6.1 Authorized Shares. The beneficial interest of the Trust shall be divided into shares of beneficial interest (the "Shares"). The Trust has authority to issue 750 million common shares of beneficial interest, $.01 par value per share ("Common Shares"), and 100 million preferred shares of beneficial interest, $.01 par value per share ("Preferred Shares"). The Board of Trustees, with the approval of the shareholders of the Trust by a majority of the votes cast at a meeting of shareholders duly called and at which a quorum is present, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class that the Trust has authority to issue.

                 Section 6.2  Common Shares.  Subject to the provisions of
Article VII, each Common Share shall entitle the holder thereof to one vote on each matter upon which holders of Common Shares are entitled to vote. The Board of Trustees may reclassify any unissued Common Shares from time to time in one or more classes or series of Shares.





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                 Section 6.3  Preferred Shares.  The Board of Trustees may
classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any series from time to time, in one or more series of Shares.

                 Section 6.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified Shares of any class or series, the Board of Trustees by resolution shall (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set, subject to the provisions of Article VII and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Trust to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the "SDAT"). Any of the terms of any class or series of Shares set pursuant to clause (c) of this Section 6.4 may be made dependent upon facts ascertainable outside the Declaration of Trust (including the occurrence of any event, including a determination or action by the Trust or any other person or body) and may vary among holders thereof, provided that the manner in which such facts or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary filed with the SDAT.

                 Section 6.5 Authorization by Board of Share Issuance. The Board of Trustees may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a Share split or Share dividend), subject to such





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restrictions or limitations, if any, as may be set forth in the Declaration of
Trust or the Bylaws of the Trust.

                 Section 6.6 Dividends and Distributions. The Board of Trustees may from time to time authorize and declare to shareholders such dividends or distributions, in cash or other assets of the Trust or in securities of the Trust or from any other source as the Board of Trustees in its discretion shall determine. The Board of Trustees shall endeavor to declare and pay such dividends and distributions as shall be necessary for the Trust to qualify as a real estate investment trust under the Code; however, shareholders shall have no right to any dividend or distribution unless and until authorized and declared by the Board. The exercise of the powers and rights of the Board of Trustees pursuant to this Section 6.6 shall be subject to the provisions of any class or series of Shares at the time outstanding. Notwithstanding any other provision in the Declaration of Trust, no determination shall be made by the Board of Trustees nor shall any transaction be entered into by the Trust which would cause any Shares or other beneficial interest in the Trust not to constitute "transferable shares" or "transferable certificates of beneficial interest" under Section 856(a)(2) of the Code or which would cause any distribution to constitute a preferential dividend as described in Section 562(c) of the Code.

                 Section 6.7 General Nature of Shares. All Shares shall be personal property entitling the shareholders only to those rights provided in the Declaration of Trust. The shareholders shall have no interest in the property of the Trust and shall have no right to compel any partition, division, dividend or distribution of the Trust or of the property of the Trust. The death of a shareholder shall not terminate the Trust. The Trust is entitled to treat as shareholders only those persons in whose names Shares are registered as holders of Shares on the beneficial interest ledger of the Trust.

                 Section 6.8 Fractional Shares. The Trust may, without the consent or approval of any shareholder, issue fractional Shares, eliminate a fraction of a Share by rounding up or down





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to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it, or pay cash for the fair value of a fraction of a Share.

                 Section 6.9 Declaration and Bylaws. All shareholders are subject to the provisions of the Declaration of Trust and the Bylaws of the Trust.

                 Section 6.10 Divisions and Combinations of Shares. Subject to an express provision to the contrary in the terms of any class or series of beneficial interest hereafter authorized, the Board of Trustees shall have the power to divide or combine the outstanding shares of any class or series of beneficial interest, without a vote of shareholders.

                                  ARTICLE VII

                RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

                 Section 7.1 Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:

                 Beneficial Ownership. The term "Beneficial Ownership" shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

                 Business Day. The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in Chicago, Illinois are authorized or required by law, regulation or executive order to close.

                 Charitable Beneficiary. The term "Charitable Beneficiary" shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 7.3.7, provided that each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) and 170(c)(2) of the Code.





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                 Charitable Trust.  The term "Charitable Trust" shall mean any trust provided for in Section 7.2.1(b)(i) and Section 7.3.1.

                 Charitable Trustee. The term "Charitable Trustee" shall mean the Person unaffiliated with the Trust and a Prohibited Owner, that is appointed by the Trust to serve as trustee of the Charitable Trust.

                 Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                 Constructive Ownership. The term "Constructive Ownership" shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

                 Declaration of Trust. The term "Declaration of Trust" shall mean this Amended and Restated Declaration of Trust as filed for record with the SDAT, and any amendments thereto.

                 Excepted Holder. The term "Excepted Holder" shall mean a shareholder of the Trust for whom an Excepted Holder Limit is created by the Board of Trustees pursuant to Section 7.2.7.

                 Excepted Holder Limit. The term "Excepted Holder Limit" shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Trustees pursuant to Section 7.2.7, and subject to adjustment pursuant to Section 7.2.8, the percentage limit established by the Board of Trustees pursuant to Section 7.2.7.

                 Initial Date. The term "Initial Date" shall mean the date upon which this Amended and Restated Declaration of Trust containing this
Article VII is filed for record with the SDAT.





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                 Market Price.  The term "Market Price" on any date shall mean, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date. The "Closing Price" on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the NASDAQ Stock Market or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Board of Trustees or, in the event that no trading price is available for such Shares, the fair market value of Shares, as determined in good faith by the Board of Trustees.

                 NYSE. The term "NYSE" shall mean the New York Stock Exchange, Inc.

                 Ownership Limit. The term "Ownership Limit" shall mean (i) with respect to the Common Shares, 9.9% (in value or number of shares, whichever is more restrictive) of the outstanding Common Shares of the Trust; and (ii) with respect to any class or series of Preferred Shares, 9.9% (in value or number of Shares, whichever is more restrictive) of the outstanding shares of such class or series of Preferred Shares of the Trust.

                 Person. The term "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion





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of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                 Prohibited Owner. The term "Prohibited Owner" shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2.1, would Beneficially Own or Constructively Own Shares, and if appropriate in the context, shall also mean any Person who would have been the record owner of Shares that the Prohibited Owner would have so owned.

                 REIT. The term "REIT" shall mean a real estate investment trust within the meaning of Section 856 of the Code.

                 Restriction Termination Date. The term "Restriction Termination Date" shall mean the first day after the Initial Date on which the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Shares set forth herein is no longer required in order for the Trust to qualify as a REIT.

                 SDAT. The term "SDAT" shall mean the State Department of Assessments and Taxation of Maryland.

                 Transfer. The term "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Shares or the right to vote or receive dividends on Shares, including (a) a change in the capital structure of the Trust, (b) a change in the relationship between two or more Persons which causes a change in ownership of Shares by application of





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Section 544 of the Code, as modified by Section 856(h), (c) the granting or exercise of any option or warrant (or any disposition of any option or warrant), pledge, security interest, or similar right to acquire Shares, (d) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right and (e) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. (For purposes of this Article VII, the right of a limited partner in EOP Operating Limited Partnership, a Delaware limited partnership, to require the partnership to redeem such limited partner's units of partnership interest pursuant to
Section 8.6 of the Agreement of Limited Partnership of EOP Operating Limited Partnership shall not be considered to be an option or similar right to acquire Shares of the Trust.) The terms "Transferring" and "Transferred" shall have the correlative meanings.

                 Section 7.2  Shares.

                          Section 7.2.1  Ownership Limitations.  During the
period commencing on the Initial Date and prior to the Restriction Termination
Date:

                                  (a)   Basic Restrictions.

                                        (i)  (1) No Person, other than an
Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Ownership Limit and (2) no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder.

                                        (ii)    No Person shall Beneficially or
Constructively Own Shares to the extent that (1) such Beneficial Ownership of Shares would result in the Trust being "closely held" within the meaning of
Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or (2) such Beneficial or





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Constructive Ownership of Shares would result in the Trust otherwise failing to qualify as a REIT (including, but not limited to, Constructive Ownership that would result in the Trust owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust from such tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

                                        (iii)   No Person shall Transfer any
Shares if, as a result of the Transfer, the Shares would be beneficially owned by less than 100 Persons (determined without reference to the rules of attribution under Section 544 of the Code). Notwithstanding any other provisions contained herein, any Transfer of Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in Shares being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

                                  (b)   Transfer in Trust.  If any Transfer
of Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 7.2.1(a)(i) or (ii),

                                        (i)     then that number of Shares the
Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i) or (ii)(rounded to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Shares; or





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                                        (ii)    if the transfer to the
Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i) or
(ii), then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 7.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

                          Section 7.2.2  Remedies for Breach.  If the Board of
Trustees or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any Shares in violation of
Section 7.2.1 (whether or not such violation is intended), the Board of Trustees or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Trust to redeem Shares, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2.1 shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Trustees or a committee thereof.
                          Section 7.2.3  Notice of Restricted Transfer.  Any
Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 7.2.1(a), or any Person who would have owned Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 7.2.1(b), shall immediately give written notice to the Trust of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Trust such other





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information as the Trust may request in order to determine the effect, if any, of such acquisition or ownership on the Trust's status as a REIT.

                          Section 7.2.4  Owners Required To Provide
Information.  From the Initial Date and prior to the Restriction Termination
Date:
                                  (a)    every owner of more than five
percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Shares, within 30 days after the end of each taxable year, shall give written notice to the Trust stating the name and address of such owner, the number of Shares Beneficially Owned and a description of the manner in which such Shares are held; provided that a shareholder of record who holds outstanding Shares as nominee for another Person, which other Person is required to include in gross income the dividends received on such Shares (an "Actual Owner"), shall give written notice to the Trust stating the name and address of such Actual Owner and the number of Shares of such Actual Owner with respect to which the shareholder of record is nominee. Each owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust's status as a REIT and to ensure compliance with the Ownership Limit.

                                  (b)    each Person who is a Beneficial or
Constructive Owner of Shares and each Person (including the shareholder of record) who is holding Shares for a Beneficial or Constructive Owner shall provide to the Trust such information as the Trust may request, in good faith, in order to determine the Trust's status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

                          Section 7.2.5  Remedies Not Limited.  Subject to
Section 5.1 of the Declaration of Trust, nothing contained in this Section 7.2 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders in preserving the Trust's status as a REIT.





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                          Section 7.2.6  Ambiguity.  In the case of an
ambiguity in the application of any of the provisions of this Section 7.2,
Section 7.3 or any definition contained in Section 7.1, the Board of Trustees shall have the power to determine the application of the provisions of this
Section 7.2 or Section 7.3 with respect to any situation based on the facts known to it. If Section 7.2 or 7.3 requires an action by the Board of Trustees and the Declaration of Trust fails to provide specific guidance with respect to such action, the Board of Trustees shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3.
                          Section 7.2.7  Exceptions.

                                  (a)    The Board, in its sole and absolute
discretion, may grant to any Person who makes a request therefor an exception to the Ownership Limit with respect to the ownership of any series or class of Preferred Shares, subject to the following conditions and limitations: (A) the Board shall have determined that (x) assuming such Person would Beneficially or Constructively Own the maximum amount of Common Shares and Preferred Shares permitted as a result of the exception to be granted and (y) assuming that all other Persons who would be treated as "individuals" for purposes of Section 542(a)(2) (determined taking into account Section 856(h)(3)(A) of the Code) would Beneficially or Constructively Own the maximum amount of Common Shares and Preferred Shares permitted under this Article VII (taking into account any exception, waiver, or exemption granted under this Section 7.2.7 to (or with respect to) such Persons), the Trust would not be "closely held" within the meaning of Section 856(h) of the Code (assuming that the ownership of Shares is determined during the second half of a taxable year) and would not otherwise fail to qualify as a REIT; and (B) such Person provides to the Board such representations and undertakings, if any, as the Board may, in its sole and absolute discretion, determine to be necessary in order for it to make the determination that the conditions set forth in clause (A) above of this Section 7.2.7(a) have been and/or will continue to be satisfied (including, without limitation, an agreement as to a reduced Ownership Limit or Excepted Holder Limit for such Person with respect to the Beneficial or Constructive Ownership of one or more other classes of Shares not subject to the exception), and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in Section 7.2 with respect to Shares held in excess of the Ownership Limit or the Excepted Holder Limit (as may be applicable) with respect to such Person (determined without regard to the exception granted such Person under this subparagraph (a)). If a member of the Board requests that the Board grant an exception pursuant to this subparagraph (a) with respect to such member or with respect to any other Person if such Board member would be considered to be the Beneficial or Constructive Owner of Shares owned by such Person, such member of the Board shall not participate in the decision of the Board as to whether to grant any such exception.

                                  (b)    In addition to exceptions permitted
under subparagraph (a) above, the Board shall except a Person from the Ownership Limit if: (i) such Person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that such Person is not an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code); (ii) such Person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that no Person who is an individual for purposes of Section 542(a)(2) of the Code (determined taking into account
Section 856(h)(3)(A) of the Code) would be considered to Beneficially Own Shares in excess of the Ownership Limit by reason of the Excepted Holder's ownership of Shares in excess of the Ownership Limit pursuant to the exception granted under this subparagraph (b); (iii) such Person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that clause (2) of subparagraph (a)(ii) of Section 7.2.1 will not be violated by reason of the Excepted Holder's ownership of Shares in excess of the Ownership Limit pursuant to the exception granted under this subparagraph (b); and (iv) such Person provides to the Board such representations and undertakings, if any, as the Board may, in its reasonable discretion, require to ensure that the conditions in clauses (i), (ii) and (iii) hereof are satisfied and will continue to be satisfied throughout the period during which such Person owns Shares in excess of the Ownership Limit pursuant to any exception thereto granted under this subparagraph (b), and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in Section 7.2 with respect to Shares held in excess of the Ownership Limit with respect to such Person (determined without regard to the exception granted such Person under this subparagraph (b)).
                                  (c)    Prior to granting any exception or
exemption pursuant to subparagraph (a) or (b), the Board may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the Board, in its sole and absolute discretion as it may deem necessary or advisable in order to determine or ensure the Trust's status as a REIT; provided, however, that the Board shall not be obligated to require obtaining a favorable ruling or opinion in order to grant an exception hereunder.

                                  (d)    Subject to Section 7.2.1(a)(ii), an
underwriter that participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable for Shares) may Beneficially or Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

                                  (e)    The Board of Trustees may only
reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Ownership Limit.

                          Section 7.2.8  Increase in Ownership Limit.  The
Board of Trustees may from time to time increase the Ownership Limit, subject to the limitations provided in this Section 7.2.8.

                          (a)     The Ownership Limit may not be increased if,
after giving effect to such increase, five Persons who are considered individuals pursuant to Section 542 of the Code, as modified by Section 856(h)(3) of the Code (taking into account all of the Excepted Holders), could Beneficially Own, in the aggregate, more than 49.5% of the value of the outstanding Shares.

                          (b)     Prior to the modification of the Ownership
Limit pursuant to this Section 7.2.8, the Board may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Trust's status as a REIT if the modification in the Ownership Limit were to be made.

                          Section 7.2.9  Legend.  Each certificate for Shares
shall bear substantially the following legend:

                 The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Trust's maintenance of its status as a Real Estate Investment Trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the Trust's Declaration of Trust, (i) no Person may Beneficially or Constructively Own Common Shares of the Trust in excess of 9.9 percent (in value or number of shares) of the outstanding Common Shares of the Trust unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) with respect to any class or series of Preferred Shares, no Person may Beneficially or Constructively Own more than 9.9 percent (in value or number of shares) of the outstanding shares of such class or series of Preferred Shares of the Trust, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Shares that would result in the Trust being "closely held" under Section 856(h) of the Code or otherwise cause the Trust to fail to qualify as a REIT; and (iv) no Person may Transfer Shares if such Transfer would result in Shares of the Trust being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Shares which cause or will cause a Person to Beneficially or Constructively Own Shares in excess or in violation of the above limitations must immediately notify the Trust. If any of the restrictions on transfer or ownership are violated, the Shares represented hereby will be automatically transferred to a Charitable Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. A Person who attempts to Beneficially or Constructively Own Shares in violation of the ownership limitations described above shall have no claim, cause of action, or any recourse whatsoever against a transferor of such Shares. All capitalized terms in this legend have the meanings defined in the Trust's Declaration of Trust, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Shares of the Trust on request and without charge.

                          Instead of the foregoing legend, the certificate may
state that the Trust will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.

                 Section 7.3  Transfer of Shares in Trust.

                          Section 7.3.1  Ownership in Trust.  Upon any
purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 7.2.1(b). The Charitable Trustee shall be appointed by the Trust and shall be a Person unaffiliated with the Trust and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Trust as provided in Section 7.3.7.

                          Section 7.3.2  Status of Shares Held by the
Charitable Trustee. Shares held by the Charitable Trustee shall be issued and outstanding Shares of the Company. The Prohibited Owner shall have no rights in the Shares held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Charitable Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Charitable Trust. The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such Shares.

                          Section 7.3.3  Dividend and Voting Rights.  The
Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Trust that Shares have been transferred to the Charitable Trustee shall be paid with respect to such Shares to the Charitable Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividends or distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that Shares have been transferred to the Charitable Trustee and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Trust has already taken irreversible action, then the Charitable Trustee shall not have the power to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Trust has received notification that Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.

                          Section 7.3.4  Rights Upon Liquidation.  Upon any
voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Trust, the Charitable Trustee shall be entitled to receive, ratably with each other holder of Shares of the class or series of Shares that is held in the Charitable Trust, that portion of the assets of the Trust available for distribution to the holders of such class or series (determined based upon the ratio that the number of Shares or such class or series of Shares held by the Charitable Trustee bears to the total number of Shares of such class or series of Shares then outstanding). The Charitable Trustee shall distribute any such assets received in respect of the Shares held in the Charitable Trust in any liquidation, dissolution or winding up of, or distribution of the assets of the Trust, in accordance with Section 7.3.5.

                          Section 7.3.5  Sale of Shares by Charitable Trustee.
Within 20 days of receiving notice from the Trust that Shares have been transferred to the Charitable Trust, the Charitable Trustee of the Charitable Trust shall sell the Shares held in the Charitable Trust to a person, designated by the Charitable Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.5. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Charitable Trust and (2) the price per share received by the

Charitable Trustee from the sale or other disposition of the Shares held in the Charitable Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Trust that Shares have been transferred to the Charitable Trustee, such Shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.5, such excess shall be paid to the Charitable Trustee upon demand. The Charitable Trustee shall have the right and power (but not the obligation) to offer any Equity Share held in trust for sale to the Trust on such terms and conditions as the Charitable Trustee shall deem appropriate.

                          Section 7.3.6  Purchase Right in Shares Transferred
to the Charitable Trustee. Shares transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. The Trust shall have the right to accept such offer until the Charitable Trustee has sold the Shares held in the Charitable Trust pursuant to
Section 7.3.5. Upon such a sale to the Trust, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

                          Section 7.3.7  Designation of Charitable
Beneficiaries. By written notice to the Charitable Trustee, the Trust shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Shares held in the Charitable Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such

Charitable Beneficiary and (ii) each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) or 170(c)(2) of the Code.

                 Section 7.4 NYSE Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction is so permitted shall not negate the effect of any other provision of this
Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

                 Section 7.5 Enforcement. The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

                 Section 7.6 Non-Waiver. No delay or failure on the part of the Trust or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.

                                  ARTICLE VIII

                                  SHAREHOLDERS

                 Section 8.1 Meetings. There shall be an annual meeting of the shareholders, to be held on proper notice at such time (after the delivery of the annual report) and convenient location as shall be determined by or in the manner prescribed in the Bylaws, for the election of the Trustees, if required, and for the transaction of any other business within the powers of the Trust. Except as otherwise provided in the Declaration of Trust, special meetings of shareholders may be called in the manner provided in the Bylaws. If there are no Trustees, the officers of the Trust shall promptly call a special meeting of the shareholders entitled to vote for the election of successor Trustees. Any meeting may be adjourned and reconvened as the Trustees determine or as provided in the Bylaws.

                 Section 8.2 Voting Rights. Subject to the provisions of any class or series of Shares then outstanding, the shareholders shall be entitled to vote only on the following matters: (a) election of Trustees as provided in
Section 5.2 and the removal of Trustees as provided in Section 5.3; (b) amendment of the Declaration of Trust as provided in Article X; (c) termination of the Trust as provided in Section 10.3; (d) merger or consolidation of the Trust, or the sale or disposition of substantially all of the property of the Trust , as provided in Article XI; (e) such other matters with respect to which the Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification; and (f) such other matters as may be properly brought before a meeting by a shareholder pursuant to the Bylaws. Except with respect to the foregoing matters, no action taken by the shareholders at any meeting shall in any way bind the Board of Trustees.

                 Section 8.3 Preemptive and Appraisal Rights. Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified Shares pursuant to Section 6.4, no holder of Shares shall, as such holder, (a) have any preemptive right to purchase or subscribe for any additional Shares of the Trust or any other security of the Trust which it may issue or sell or (b), except as expressly required by Title 8, have any right to require the Trust to pay him the fair value of his Shares in an appraisal or similar proceeding.

                 Section 8.4 Extraordinary Actions. Except as otherwise specifically provided in the Declaration of Trust (including without limitation, in those provisions relating to election and removal of Trustees and changes in the number of authorized Shares), notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, (a) any transaction approval of which requires by law the affirmative vote of shareholders and pursuant to which the Trust's business and assets will be combined with those of one or more other entities (whether by merger, sale or other transfer of assets, consolidation or share exchange) (a "Business Contribution") shall be effective and valid if taken or authorized by the affirmative vote of not less than a majority of all the votes entitled to be cast on the matter and (b) any other action shall be effective and valid if taken or authorized by the affirmative vote of not less than sixty-six and two-thirds percent (66 2/3%) of all the votes entitled to be cast on the matter.

                 Section 8.5 Action By Shareholders without a Meeting. The Bylaws of the Trust may provide that any action required or permitted to be taken by the shareholders may be taken without a meeting by the written consent of the shareholders entitled to cast a sufficient number of votes to approve the matter as required by statute, the Declaration of Trust or the Bylaws of the Trust, as the case may be.

                                   ARTICLE IX

                     LIABILITY LIMITATION, INDEMNIFICATION
                        AND TRANSACTIONS WITH THE TRUST

                 Section 9.1 Limitation of Shareholder Liability. No shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the property or the affairs of the Trust by reason of his being a shareholder.

                 Section 9.2 Limitation of Trustee and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust, no Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages. Neither the amendment nor repeal of this Section 9.2, nor the adoption or amendment of any other provision of the Declaration of Trust inconsistent with this Section 9.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees and officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any shareholder, no Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages except to the extent that
(a) the Trustee or officer actually received an improper benefit or profit in money, property, or services, for the amount of the benefit or profit in money, property, or services actually received; or (b) a judgment or other final adjudication adverse to the Trustee or officer is entered in a proceeding based on a finding in the proceeding that the Trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

                 Section 9.3 Indemnification. The Trust shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former shareholder, Trustee or officer of the Trust or (b) any individual who, while a Trustee of the Trust and at the request of the Trust, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former shareholder, Trustee or officer of the Trust. The Trust shall have the power, with the approval of its Board of Trustees, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Trust in any of the capacities described in (a) or (b) above and to any employee or agent of the Trust or a predecessor of the Trust.

                 Section 9.4 Transactions Between the Trust and its Trustees, Officers, Employees and Agents. Subject to any express restrictions in the Declaration of Trust or adopted by the Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind with any person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.

                 Section 9.5 Express Exculpatory Clauses in Instruments. The Board of Trustees shall cause to be inserted in every written agreement, undertaking or obligation made or issued on behalf of the Trust, an appropriate provision to the effect that neither the Shareholders nor the Trustees, officers, employees or agents of the Trust shall be liable under any written instrument creating an obligation of the Trust, and all Persons shall look solely to the property of the Trust for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Shareholder, Trustee, officer, employee or agent liable thereunder to any third party nor shall the Trustees or any officer, employee or agent of the Trust be liable to anyone for such omission.

                                   ARTICLE X

                                   AMENDMENTS

                 Section 10.1 General. The Trust reserves the right from time to time to make any amendment to the Declaration of Trust, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Declaration of Trust, of any Shares. All rights and powers conferred by the Declaration of Trust on shareholders, Trustees and officers are granted subject to this reservation. Articles of Amendment to the Declaration of Trust (a) shall be signed and acknowledged by at least a majority of the Trustees, or an officer duly authorized by at least a majority of the Trustees, (b) shall be filed for record as provided in
Section 13.5 and (c) shall become effective as of the later of the time the SDAT accepts the Articles of Amendment for record or the time established in the Articles of Amendment, not to exceed 30 days after the Articles of Amendment are accepted for record. All references to the Declaration of Trust shall include all amendments thereto.

                 Section 10.2 By Trustees. The Trustees may amend the Declaration of Trust from time to time, in the manner provided by Title 8, without any action by the shareholders, to qualify as a real estate investment trust under the Code or under Title 8 and as otherwise provided in the Declaration of Trust.

                 Section 10.3 By Shareholders. Except as otherwise provided in this Declaration of Trust, any amendment to the Declaration of Trust shall be valid only (a) if in connection with a Business Combination, if approved by the affirmative vote of not less than a majority of all the votes entitled to be cast on the matter and (b) otherwise, if approved by the affirmative vote of not less than sixty-six and two thirds percent (66 2/3%) of all the votes entitled to be cast on the matter.

                                   ARTICLE XI

                MERGER, CONSOLIDATION OR SALE OF TRUST PROPERTY

         Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may (a) merge the Trust into another entity, (b) consolidate the Trust with one or more other entities into a new entity or (c) sell, lease, exchange or otherwise transfer all or substantially all of the property of the Trust . Any such action must be approved by the Board of Trustees and, after notice to all shareholders entitled to vote on the matter, by the affirmative vote of not less than sixty-six and two thirds percent (66 2/3%) of all the votes entitled to be cast on the matter.

                                  ARTICLE XII

                       DURATION AND TERMINATION OF TRUST

                 Section 12.1 Duration. The Trust shall continue perpetually unless terminated pursuant to Section 12.2 or pursuant to any applicable provision of Title 8.

                 Section 12.2  Termination.

                          (a)     Subject to the provisions of any class or
series of Shares at the time outstanding, the Trust may be terminated at any meeting of shareholders, by the affirmative vote of sixty-six and two thirds percent (66 2/3%) of all the votes entitled to be cast on the matter. Upon the termination of the Trust:

                                  (i)     The Trust shall carry on no business
except for the purpose of winding up its affairs.

                                  (ii)    The Trustees shall proceed to wind
up the affairs of the Trust and all of the powers of the Trustees under the Declaration of Trust shall continue, including the powers to fulfill or discharge the Trust's contracts, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining property of the Trust to one or more persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business.

                                  (iii) After paying or adequately providing
for the payment of all liabilities, and upon receipt of such releases, indemnities and agreements as they deem necessary for their protection, the Trust may distribute the remaining property of the Trust among the shareholders so that after payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of any Shares at the time outstanding shall be entitled, the remaining property of the Trust shall, subject to any participating or similar rights of Shares at the time outstanding, be distributed ratably among the holders of Common Shares at the time outstanding.

                          (b)     After termination of the Trust, the
liquidation of its business and the distribution to the shareholders as herein provided, a majority of the Trustees shall execute and file with the Trust's records a document certifying that the Trust has been duly terminated, and the Trustees shall be discharged from all liabilities and duties hereunder, and the rights and interests of all shareholders shall cease.

                                  ARTICLE XIII

                                 MISCELLANEOUS

                 Section 13.1 Governing Law. The Declaration of Trust is executed by the undersigned Trustees and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

                 Section 13.2 Reliance by Third Parties. Any certificate shall be final and conclusive as to any person dealing with the Trust if executed by the Secretary or an Assistant Secretary of the Trust or a Trustee, and if certifying to: (a) the number or identity of Trustees, officers of the Trust or shareholders; (b) the due authorization of the execution of any document; (c) the action or vote taken, and the existence of a quorum, at a meeting of the Board of Trustees or shareholders; (d) a copy of the Declaration of Trust or of the Bylaws as a true and complete copy as then in force; (e) an amendment to the Declaration of Trust; (f) the termination of the Trust; or (g) the existence of any fact or relating to the affairs of the Trust. No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trust on its behalf or by any officer, employee or agent of the Trust.

                 Section 13.3  Severability.

                          (a)     The provisions of the Declaration of Trust
are severable, and if the Board of Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the "Conflicting Provisions") are in conflict with the Code, Title 8 or other applicable federal or state laws, the Conflicting Provisions, to the extent of the conflict, shall be deemed never to have constituted a part of the Declaration of Trust, even without any amendment of the Declaration of Trust pursuant to Article X and without affecting or impairing any of the remaining





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

provisions of the Declaration of Trust or rendering invalid or improper any action taken or omitted prior to such determination. No Trustee shall be liable for making or failing to make such a determination. In the event of any such determination by the Board of Trustees, the Board shall amend the Declaration of Trust in the manner provided in Section 10.2.

                          (b)     If any provision of the Declaration of Trust
shall be held invalid or unenforceable in any jurisdiction, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable such provision in any other jurisdiction or any other provision of the Declaration of Trust in any jurisdiction.

                 Section 13.4 Construction. In the Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of the Declaration of Trust. In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference may be made by the Trustees or officers, to the extent appropriate and not inconsistent with the Code or Title 8, to Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland. In furtherance and not in limitation of the foregoing, in accordance with the provisions of Title 3, Subtitles 6 and 7, of the Corporations and Associations Article of the Annotated Code of Maryland, the Trust shall be included within the definition of "corporation" for purposes of such provisions.

                 Section 13.5 Recordation. The Declaration of Trust and any articles of amendment hereto shall be filed for record with the SDAT and may also be filed or recorded in such other places as the Trustees deem appropriate, but failure to file for record the Declaration of Trust or any articles of amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of the Declaration of Trust or any amendment





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

hereto. A restated Declaration of Trust shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various articles of amendments thereto.

              IN WITNESS WHEREOF, THESE ARTICLES OF AMENDMENT AND RESTATEMENT OF DECLARATION OF TRUST HAVE BEEN SIGNED ON THIS ______ DAY OF ____________, 1997 BY THE UNDERSIGNED PRESIDENT OF THE TRUST AND WITNESSED BY THE UNDERSIGNED SECRETARY OF THE TRUST, EACH OF WHOM ACKNOWLEDGES, THAT THIS DOCUMENT IS HIS FREE ACT AND DEED, AND THAT TO THE BEST OF HIS KNOWLEDGE, INFORMATION, AND BELIEF, THE MATTERS AND FACTS SET FORTH HEREIN ARE TRUE IN ALL MATERIAL RESPECTS AND THAT THE STATEMENT IS MADE UNDER THE PENALTIES FOR PERJURY.

ATTEST:                                   EQUITY OFFICE PROPERTIES TRUST


_____________________________      (SEAL) _________________________________
SECRETARY                                 PRESIDENT


                                       OR


              IN WITNESS WHEREOF, THE ARTICLES OF AMENDMENT AND RESTATEMENT OF DECLARATION OF TRUST HAVE BEEN SIGNED ON THIS ______ DAY OF ____________, 1997 BY A MAJORITY OF THE TRUSTEES OF THE TRUST, EACH OF WHOM ACKNOWLEDGES, THAT THIS DOCUMENT IS HIS FREE ACT AND DEED, AND THAT TO THE BEST OF HIS KNOWLEDGE, INFORMATION, AND BELIEF, THE MATTERS AND FACTS SET FORTH HEREIN ARE TRUE IN ALL MATERIAL RESPECTS AND THAT THE STATEMENT IS MADE UNDER THE PENALTIES FOR PERJURY.


                                        ___________________________________
                                        TRUSTEE


                                        ___________________________________
                                        TRUSTEE


                                        ___________________________________
                                        TRUSTEE

                 The total number of shares of beneficial interest which the Trust has authority to issue pursuant to the foregoing amendment and restatement of the Declaration of Trust is 850,000,000, consisting of 750,000,000 common shares of beneficial interest, $0.01 par value per share, and 100,000,000 preferred shares of beneficial interest, $0.01 par value per share. The aggregate par value of all authorized shares of beneficial interest having par value is $8,500,000.





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